Exhibit 99.1

                              GOLD BANC CORPORATION, INC.
                              11301 NALL AVENUE
                              LEAWOOD, KANSAS 66211
                              www.goldbanc.com

                              Nasdaq: GLDB


FOR FURTHER INFORMATION:

AT GOLD BANC:
Michael W. Gullion       Malcolm A. Aslin
Chief Executive Officer  President
Chairman of the Board
(913) 451-8050           (913) 451-8050
mgullion@goldbanc.com    micka@goldbanc.com

J. Craig Peterson
Exec. V.P. & CFO

(913) 451-8050
craigp@goldbanc.com

AT THE FINANCIAL RELATIONS BOARD (www.frbinc.com)
Mike Arneth              Paul Scheeler
General Information      Analysts/Investors

(312) 640-6734           (312) 640-6742
marneth@frb.bsmg.com     pscheele@frb.bsmg.com

Joyce Hanson
Media Inquiries

(312) 640-6756
jhanson@frb.bsmg.com


FOR IMMEDIATE RELEASE
THURSDAY, DECEMBER 30, 1999


            GOLD BANC ANNOUNCES NONRECURRING EXPENSES
            RELATED TO THE CONSOLIDATION OF ITS KANSAS
           CHARTERS AND LOWERS FOURTH QUARTER EARNINGS
                           EXPECTATIONS

LEAWOOD, Kansas - December 30, 1999 - Gold Banc, (Nasdaq: GLDB), announced today that the Company expects to report nonrecurring after-tax costs totaling approximately $3.0 million to $3.5 million in the fourth quarter of 1999, reducing net income by $0.18 to $0.20 per share for the quarter. These one-time expenses are in conjunction with the previously announced consolidation of its Kansas banks into a single statewide organization. The consolidation will enhance operational and administrative efficiencies and is expected to result in future cost savings of $1.3 million to $2.0 million when fully implemented over the next 18 months.

Michael W. Gullion, Gold Banc Chairman and CEO, stated, "The consolidation positions Gold Banc for improved efficiency and profitability. Gold's core community banking business continues to thrive as evidenced by solid internal growth rates and by our very favorable loan-to-deposit ratio consistently within the 80-85 percent range. Gold's hallmark credit quality and outstanding liquidity are also fully intact. Throughout this transition, we have sought to preserve Gold's sterling customer service levels. The only externally visible change will be that, to comply with regulatory requirements, all our Kansas-chartered banks will operate under the well-known Gold Bank name. We emerge better positioned to pass on the savings of a reduced cost structure, and our local bank presidents can devote maximum attention to serving the needs of their communities and ensuring that customers continue to receive the personalized attention they expect from Gold Banc."

Gullion went on to say, "Our fourth quarter results are also being impacted by redundant costs as we consolidated our local bank backroom functions into our Kansas City technology center which recently came fully on-line. We maintained duplicative staffing at our local banks to assure that no mistakes occurred in our customer service efforts, especially during the Y2K anxiety period. Additionally, our mortgage banking operation under-performed to our expectations during the quarter. The combined effect of these two matters will reduce our core fourth quarter earnings by $900,000 to $1.4 million, or $0.05 to $0.08 per share."

                                                       GOLD BANC
                                                           ADD 1

Under Gold Banc's policy of taking prompt, aggressive measures to address such situations and mitigate future effects, we implemented changes in the mortgage banking operations. Specific actions taken to address the Company's mortgage banking business include:
 .    A one-third reduction of personnel, banking operations.
 .    Consolidation of the freestanding mortgage corporation into a subsidiary of the Company's banking operation, to improve its efficiency and funding base.
 .    Sale of the mortgage loan servicing business.

"These two matters have been addressed", per Gullion, "by implementing changes in the mortgage banking operations and by eliminating the duplicative staffing at our local banks."


SAFE HARBOR STATEMENT

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from acquisitions cannot be fully realized or realized within the expected time frame; (2) revenues following the merger are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the business of the organizations are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in states in which the combined company will be doing business, are less favorable than expected; and (7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.



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